FORUM ETF TRUST
COMPLIANCE AGREEMENT

AGREEMENT made as of [DATE], by and between Forum Investment Advisors, LLC, a Delaware limited liability company, with its principal office and place of business at Three Canal Plaza, Portland, Maine 04101 (the “Investment Manager”) and Merk Investments LLC, a California limited liability company, with its principal office and place of business at 2672 Bayshore Parkway, Suite 1001, Mountainview, California 94043 (the “Adviser”).

W I T N E S S E T H :

WHEREAS, Forum ETF Trust, a Delaware statutory trust (the “Trust”), is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company and may issue its shares of beneficial interest in separate series and Merk Hard Currency ETF (the “Fund”) is a series of the Trust;

WHEREAS, the Investment Manager shall perform certain specified investment advisory services for the Fund under an Investment Management Agreement between the Investment Manager and the Trust and Adviser shall perform investment advisory services for the Fund under an Investment Advisory Agreement between the Adviser and the Trust; and

WHEREAS, the Trust’s and Investment Manager’s exemptive relief granted by the U.S. Securities and Exchange Commission (the “SEC”) (SEC File No. 812-13915) (the “Exemptive Order”), requires that before the Fund enters into the Investment Advisory Agreement with the Adviser, the Investment Manager and the Advisor will execute and deliver this Compliance Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Investment Manager and Adviser, intending to be legally bound, hereby agree as follows:

SECTION 1.  DUTIES; ENFORCEMENT

(a) Without limiting the duties of the Investment Manager and the Adviser to the Trust as contained in the Investment Management Agreement and Investment Advisory Agreement, respectively:  (i) the Adviser shall comply with the terms and conditions of the Exemptive Order and (ii) the Investment Manager shall monitor compliance by the Adviser with the terms and conditions of the Exemptive Order.

(b) The Investment Manager is hereby granted by the Adviser the full power and authority to enforce compliance by the Adviser with the terms and conditions of the Exemptive Order.

(c) The Adviser shall maintain policies and procedures relating to the services it provides to the Trust that are reasonably designed to prevent violations of the Exemptive Order as they relate to the Trust, and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities. The Adviser will keep the Investment Manager informed of the individual responsible for administering the policies and procedures of the Adviser adopted pursuant to Rule 206(4)-7 under the Advisers Act relating to compliance with the Exemptive Order.  The Adviser shall cooperate fully with the Investment Manager in the execution of the Investment Manager’s responsibilities under the Exemptive Order and the Investment Management Agreement.  The Adviser also shall provide, upon reasonable request, the Investment Manager with periodic reports regarding its compliance with the Exemptive Order, and shall promptly provide special reports in the event of any violation of the Exemptive Order.  Upon the request of the Investment Manager, the Adviser shall provide promptly to the Investment Manager copies of any report or assessment that Adviser generates in the normal course pursuant to the terms of its policies and procedures that are designed to prevent violations of the Exemptive Order.

(d) The Adviser will maintain records relating to its duties hereunder as are required to be maintained by the Trust under the Exemptive Order.  The Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the duties of the Adviser pursuant to this Agreement.  The Investment Manager, or its representatives, shall have access to books and records of the Adviser relating to its obligations under this Agreement and the Exemptive Order during the Adviser’s normal business hours.  Upon the reasonable request of the Investment Manager, copies of any such books and records shall be provided promptly by the Adviser to the Investment Manager or its representatives.

SECTION 2.  COMPENSATION; EXPENSES

No consideration shall be due from either party to the other party under this Agreement.  Each party shall bear the costs of complying with the terms of this Agreement.

SECTION 3.  LIABILITY; INDEMNITY

(a) Neither party shall be liable for the errors or omissions of the other party under this Agreement.

(b) Each party agrees to indemnify and hold harmless the other party and its respective affiliates, employees, agents, directors and officers against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, fees and expenses (including reasonable attorneys’ fees and expenses) arising out of any breach of the indemnifying party’s obligations under this Agreement.

(c) Notwithstanding any other provision of this Agreement to the contrary, neither party to this Agreement shall be liable to the other party or any indemnitee for any indirect, special or consequential damages in relation to the subject matter of this Agreement or under any provision of this Agreement, even if advised of the possibility of the same.

SECTION 4.  EFFECTIVENESS, DURATION AND TERMINATION

This Agreement shall terminate immediately upon termination of either the Investment Management Agreement or the Investment Advisory Agreement or upon its assignment.

SECTION 5.  PERIODIC REVIEWS

(a) This Agreement shall be reviewed and approved at least annually by the board of trustees of the Trust (the “Board”), including a majority of the Trust’s trustees who are not interested persons of the Trust.

(b) The Chief Compliance Officer of each of the Investment Manager and the Adviser will conduct reviews at least annually to ensure compliance by the Investment Manager and the Adviser, respectively, with the terms and conditions of the Exemptive Order.  These reports shall be submitted to and reviewed at least annually by the Fund’s Chief Compliance Officer and the Board in connection with the Board’s (i) consideration of the approval of this Agreement and (ii) approval of the Investment Management Agreement and the Investment Advisory Agreement.

SECTION 6.  REPRESENTATIONS

(a) Each party represents and warrants to the other party that it:  (i) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) (and will continue to be so registered for so long as this Agreement remains in effect); (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) will promptly notify the other party of the occurrence of any event that would disqualify the party from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; (v) will promptly notify the other party if it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; (vii) will promptly notify the other party if it suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties hereunder; and (viii) has delivered a copy of the Investment Management Agreement (in the case of the Investment Manager) or Investment Advisory Agreement (in the case of the Adviser) to the other party and will deliver to the other party any supplements or amendments thereto promptly after such become effective.  For the purposes of this paragraph, a “material adverse change” of the Adviser shall include the departure (or threatened departure) of senior investment professionals to the extent such professionals are not replaced promptly with professionals of comparable experience and quality.

(b) Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

SECTION 7.  MISCELLANEOUS

(a) Except as permitted by applicable law, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto. This Agreement is not subject to the provisions of Section 15(c) of the 1940 Act.

(b) This Agreement shall be construed, performed and enforced in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflicts of law thereof except Sections 5-1401 and 5-1402 of the New York General Obligations Law.  Each of the parties hereto hereby irrevocably agrees that any action or proceeding against it seeking any remedy arising out of this Agreement or any of the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York (or, if such court does not have subject matter jurisdiction over such dispute, in the Supreme Court of the State of New York in and for the County of New York, preserving, however, all rights of removal to a federal court under 28 U.S.C. § 1441), and each party consents to service of process outside the territorial jurisdiction of any such court and will not assert the defense of lack of personal jurisdiction or forum non conveniens in response to any such action or seek to change venue from the forum in which any such action is initially commenced.

(c) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement between the parties with respect to the subject matter hereof, whether oral or written.

(d) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(g) Notices, requests, instructions and communications received by the parties at their respective principal places of business, as indicated in the Investment Management Agreement or the Investment Advisory Agreement, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(h) No affiliated person, employee, agent, director, officer or manager of a party shall be liable at law or in equity for the party’s obligations under this Agreement.

(i) Reference to any law is deemed to include the rules and regulations promulgated under or related to the law and any regulatory interpretations or exemptive relief or judicial or similar holdings related to the law.

(j) The provisions of Sections 3, 4 and 7 shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

FORUM INVESTMENT ADVISORS, LLC

By:_________
John Y. Keffer
President

MERK INVESTMENTS LLC

By:_________
Alexander Merk
President